Exhibit 10.52
RCN CORPORATION
Restricted Stock Unit Award
AWARD AGREEMENT, dated as of March 2, 2009, between RCN Corporation, a Delaware corporation (the “Company”), and                                          (the “Participant”). This Award is granted by the Compensation Committee of the Board of Directors of the Company (the “Committee”) pursuant to the terms of the RCN Corporation 2005 Stock Compensation Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definitions of terms contained therein.
Section 1. RSU Award. The Company hereby grants to the Participant, on the terms and conditions set forth herein, an Award of                      Restricted Stock Units (“RSUs”). The Award shall constitute an RSU Award under Article 6 of the Plan. The RSUs are notional units of measurement denominated in Shares of the Company (i.e. one RSU is equivalent in value to one Share, subject to the terms hereof). The RSUs represent an unfunded, unsecured obligation of the Company.
Section 2. Vesting Requirements. The Award shall become vested on the date of the next Annual Meeting of Stockholders, subject to the Participant’s continued service on the Board. If this service requirement is not satisfied as to any portion of the RSU Award, the unvested RSUs shall be immediately forfeited.
Section 3. Accelerated Vesting and Payment. Notwithstanding the otherwise applicable terms hereof, the RSU Award shall become fully vested and payable in accordance with Section 5 hereof upon (i) the date of a Change in Control of the Company (including within the meaning of Section 409A of the Code) or (ii) the date of the Participant’s death or disability (within the meaning of Section 409A of the Code).
Section 4. Dividend Equivalents. Subject to Section 10 hereof, any cash dividends paid with respect to the Shares to the Company’s shareholders shall be credited on account of the Participant in the equivalent dollar amount that would be paid as a dividend on the number of Shares subject to the RSU Award that are outstanding as of the record date for such dividend (“Dividend Equivalents”). The Dividend Equivalents shall be subject to vesting on the same basis as the underlying RSUs to which the Dividend Equivalent relates, and shall be paid to the Participant in cash at the same time as the underlying RSUs in accordance with Section 5 hereof.
Section 5. Payment of Award. Payment of vested RSUs (and any Dividend Equivalents relating to such vested RSUs) shall be made within 15 days following the occurrence of the vesting date or accelerated vesting and payment date as set forth in Section 2 or 3 hereof, as applicable. The RSUs shall be paid 100% in Shares. Participant shall be entitled to the payment within 15 days of the applicable date, regardless of whether Participant continues to satisfy all conditions that applied to the vesting of the RSUs (such as continued service on the Board) on the actual date of payment.

Section 6. Section 409A Compliance. It is intended that the terms of this RSU Award will comply with Section 409A of the Code to the extent applicable, and will be interpreted and construed in a manner consistent with such intent. Any payment under the RSU Award that is to be made hereunder as a result of the Participant’s termination of service must satisfy the requirements for a “separation from service” within the meaning of Section 409A of the Code.
Section 7. Restrictions on Transfer. Except as provided in Section 10.6 of the Plan, neither this RSU Award nor any RSUs covered hereby may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, other than to Company as a result of forfeiture of the RSUs as provided herein.
Section 8. No Voting Rights. The RSUs granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.
Section 9. Award Subject to Plans. This RSU Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.
Section 10. Changes for Corporate Events. The RSUs under this RSU Award shall be subject to the provisions of Section 10.13 of the Plan relating to adjustments by the Board as a result of certain Corporate Events.
Section 11. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.
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IN WITNESS WHEREOF, the parties have executed this Award as of the date first written above.

RCN CORPORATION

By:

Name:
Title:

PARTICIPANT

Name:
[Signature Page to Restricted Stock Unit Award]

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